Vermont Pure Holdings, Ltd. Announces Financial Results for 2008
-Sales increase 6%, Company announces impairment write down -

Watertown, CT – January 29, 2009: Vermont Pure Holdings, Ltd. (NYSE Alternext: VPS) announced financial results for the fiscal year ended October 31, 2008 and filed these results on Form 10-K with the Securities and Exchange Commission yesterday.

Operating Results for Fiscal Year ended October 31, 2008

Sales increased 6% to $69.2 million from $65.2 million in fiscal year 2007. This increase reflected higher volumes of coffee and related products and the effect of fuel surcharges, partly offset by small declines in water sales and cooler rentals.

Operating results were significantly impacted by a write-down of goodwill, a non-cash charge of $22.4 million.  The net loss for fiscal year 2008 was $19.8 million compared to net income of $2.1 million in 2007.  On a per share basis, the net (loss) income was $(0.92) per fully diluted share in fiscal 2008, compared to $0.10 per fully diluted share in fiscal 2007.

Except for the goodwill impairment charge, the financial performance of the Company for fiscal year 2008 improved over fiscal year 2007. The improvement was a result of increased sales and gross profit and a reduction in interest expense, partially offset by higher selling, general, and administrative expenses.

Goodwill Impairment

The Company recorded a non-cash charge of $22.4 million for impairment of goodwill in the fourth quarter of fiscal 2008.  The non-cash impairment charge was a result of the assessment of goodwill as of October 31, 2008.  Goodwill had been recorded for acquisitions from 1996 through 2008.  The assessment concluded that goodwill on the Company’s books exceeded the value as prescribed by Statement of Financial Accounting Standards (SFAS) No. 142. The impairment was primarily the result of a decline in the quoted market prices of the Company’s stock at fiscal year-end below its book carrying value, and was not due to any changes in the core business. There was no event or change in circumstance that would more likely than not reduce the fair value of our underlying net assets below their carrying amount prior to the annual impairment test. Impairment is a non-cash charge and, while it is significant, it does not affect the Company’s business operations or its ability to meet its financial obligations.

The Company conducted a similar assessment of goodwill as of October 31, 2007 and concluded that goodwill was not impaired as of that date.

The Company’s Reaction

“We feel the decline in our stock price was primarily driven by the poor market conditions for most stocks in 2008, and significantly contributed to the impairment of goodwill.” said Peter Baker, Chief Executive Officer. “Obviously, the impairment charge was the most significant component of the decrease in our operating results in 2008.  Notwithstanding the impairment charge we were pleased with our results.  However, the fourth quarter of 2008 did not trend as well as the first three quarters, from an operating standpoint, which we feel reflected the overall softening of the economy. Consequently we have concerns that 2009 will be a more challenging business environment.”

About Vermont Pure

Vermont Pure Holdings, Ltd. (NYSE Alternext: VPS), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The largest portion of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company continues to set high standards in the bottled water industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.

VERMONT PURE HOLDINGS, LTD.
Results of Operations

			(Unaudited)
	Twelve Months Ended:		Three Months Ended:
	October 31,	October 31,	October 31,	October 31,
(000's $)	2008	2007	2008	2007

Sales	$69,237	$65,231	$17,428	$17,145

Income (Loss) from operations	$(15,862)	$6,643	$(21,352)	$2,077

Net Income (Loss)	$(19,836)	$2,076	$(21,847)	$796

Basic net earnings (loss) per share	$(0.92)	$0.10	$(1.02)	$0.04
Diluted net earnings (loss) per share	$(0.92)	$0.10	$(1.02)	$0.04

Basic Wgt. Avg. Shares Out. (000's)	21,564	21,624	21,497	21,619
Diluted Wgt. Avg. Shares Out. (000's)	21,564	21,624	21,497	21,619

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 ext. 3001

Bruce MacDonald, CFO
802-860-1126